Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
HARTVILLE GROUP, INC.
     The Articles of Incorporation of Hartville Group, Inc. have been amended and restated in their entirety as follows:
ARTICLE I
Name
     The name of the corporation is Hartville Group, Inc.
ARTICLE II
Location
     The principal office of the corporation is to be located at 1325 Airmotive Way, Suite 175, City of Reno, County of Washoe, State of Nevada, 89502.
ARTICLE III
Resident Agent
     The name and address of the resident agent is: Paracorp Incorporated, 318 N. Carson Street, Suite 208, Carson City, Nevada 89701.
ARTICLE IV
Purpose
     The purpose of the corporation is to engage generally in any lawful business or activity.
ARTICLE V
Authorized Capital Stock
     The total number of shares of stock that the corporation shall have authority to issue is 205,000,000, consisting of 200,000,000 shares of common stock par value $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
     Shares of preferred stock of the corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the corporation (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors, prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the “Voting Stock”), voting together as a single class, without separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
ARTICLE VI
Assessment of Stock
     The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.
ARTICLE VII
Director Liability
     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the directors, (ii) conduct which violates state law pertaining to unpermitted distributions to shareholder or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
ARTICLE VIII
Indemnification
     The corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors and officers whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.
ARTICLE IX
Amendment
     The corporation reserves the right to amend or repeal any provision contained in these Amended and Restated Articles of Incorporation in any manner now or hereinafter permitted by statute. All rights of shareholders of the corporation and all powers of directors of the corporation are granted subject to this reservation.
ARTICLE X
Directors
     The members of the governing board of the corporation shall be styled directors. The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation.
ARTICLE XI
Period of Existence
     The period of existence of this corporation shall be perpetual.
ARTICLE XII
No Cumulative Voting Rights nor Preemptive Rights
     Shareholders of the corporation shall not have cumulative rights nor preemptive rights.
Signed this 29th day of March, 2007.

HARTVILLE GROUP, INC.
By:	/s/ Dennis C. Rushovich
Dennis C. Rushovich, President